SPICER JEFFRIES LLP
Certified Public Accountants

5251 SOUTH QUEBEC STREET, SUITE 200
GREENWOOD VILLAGE, COLORADO 80111
TELEPHONE: (303) 753-1959
FAX: (303) 753-0338
www.spicerjeffries.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to incorporation by reference in the updated Prospectus and the Statement of Additional Information of Alpha Architect ETF Trust (including Alpha Architect U.S. Quantitative Value ETF (formerly known as ValueShares U.S. Quantitative Value ETF) (“QVAL”), Alpha Architect International Quantitative Value ETF (formerly known as ValueShares International Quantitative Value ETF) (“IVAL”), Alpha Architect U.S. Quantitative Momentum ETF (formerly known as MomentumShares U.S. Quantitative Momentum ETF) (“QMOM”), Alpha Architect International Quantitative Momentum ETF (formerly known as MomentumShares International Quantitative Momentum ETF) (“IMOM”) and Alpha Architect Value Momentum Trend ETF (“VMOT”)) of our report dated November 22, 2017 relating to the statements of assets and liabilities of QVAL, IVAL, QMOM, IMOM and VMOT (each a series of the Alpha Architect ETF Trust, the “Trust” and collectively, the “Funds”), including the schedules of investments, as of September 30, 2017, and the related statements of operations, statements of changes in net assets, and financial highlights for the year then ended (QVAL, IVAL, QMOM, IMOM) and the period May 3, 2017 to September 30, 2017 (VMOT) and to the reference to our Firm as the Trust’s “independent registered public accounting firm.”

/s/ Spicer Jeffries LLP

Greenwood Village, Colorado
January 29, 2018